Exhibit 1(c)

MUNICIPAL PARTNERS FUND INC.

ARTICLES SUPPLEMENTARY

Municipal Partners Fund Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as a closed-end company under the Investment Company Act of 1940, as amended.

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 3-803(d)(3) of the Maryland General Corporation Law, the Board of Directors has elected to become subject to Section 3-804(c) of the Maryland General Corporation Law with respect to vacancies on the Board of Directors.

IN WITNESS WHEREOF, Municipal Partners Fund Inc. has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Assistant Secretary on January 23, 2003.

WITNESS		MUNICIPAL PARTNERS FUND INC.

/S/ ROBERT M. NELSON	By:	/S/ R. JAY GERKEN
Assistant Secretary		R. Jay Gerken, Chairman

THE UNDERSIGNED, Chairman of Municipal Partners Fund Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the following Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/S/ R. JAY GERKEN
R. Jay Gerken, Chairman

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